EXHIBIT 10.42
AIRCRAFT TIME SHARING AGREEMENT
This Aircraft Time Sharing Agreement (this “Agreement”) is made effective as of December 15, 2011 (the “Effective Date”) by and between UDR, Inc., a Maryland corporation (the “Company”), and Thomas W. Toomey (the “Executive”). The Company and Executive are hereinafter sometimes referred to individually as “Party” and also collectively as the “Parties”.
RECITALS
WHEREAS, the Company owns and has the exclusive right to possess, use and operate the Raytheon Hawker 4000 aircraft bearing manufacturer serial number RC-54 and United States FAA Registration No. N837RE (the “Aircraft”); and
WHEREAS, the Company has entered into an Aircraft Management Agreement, dated as of September 20, 2011 between the Company and Executive Jet Management, Inc. (the “Aircraft Management Agreement”), for Executive Jet Management, Inc. to provide a fully qualified flight crew acceptable to and approved by the Company to operate the Aircraft; and
WHEREAS, the Executive is the Chief Executive Officer and President of the Company; and
WHEREAS, the Company and the Executive desire to lease the Aircraft and the flight crew from time to time on a time sharing basis, as defined in Section 91.501(c) (1) of the Federal Aviation Regulations (“FAR”).
NOW, THEREFORE, in consideration of the foregoing, and based on the mutual covenants and conditions set forth herein, the Parties agree as follows:
1. Lease of Aircraft. Pursuant to and in accordance with the provisions of FAR 91.501(c)(1), the Company hereby agrees to lease the Aircraft from time to time to the Executive on a time sharing, non-continuous and non-exclusive basis and the Executive hereby agrees to lease the Aircraft from time to time from the Company on a time sharing, non-continuous and non-exclusive basis, during the Term (as defined in Section 8) and subject to the terms and conditions herein contained.
2. Delivery and Redelivery of Aircraft. Upon the request of the Executive, subject to the availability of the Aircraft as determined by the Company in accordance with Section 3, the Company shall make the Aircraft available to the Executive at such locations as the Executive may reasonably request. The Executive acknowledges that the Company currently bases the Aircraft at Centennial Airport, (KAPA) Englewood, Colorado (the “Home Base”). The repositioning, ferry or dead head flights of the Aircraft required in connection with the Executive’s flights of the Aircraft under this Agreement, including delivery and/or redelivery of the Aircraft to the Home Base or to such other location as determined by the Company’s specific schedule of the Aircraft usage for its intended business or as the Parties may otherwise agree, shall be deemed to be use of the Aircraft by the Executive and at the Executive’s expense subject to the Rent (as defined in Section 4).
3. Availability, Scheduling and Use of Aircraft Flights. The Executive shall advise the Company of his request for flight time and use of the Aircraft under this Agreement by giving the Company advance notice by telephone and/or facsimile and/or electronic mail as far in advance of any given flight as possible, and in any case, at least two (2) business days in advance of the Executive’s planned departure (unless the Company agrees to a shorter notice in its sole discretion). The Executive’s notice shall provide the customary information required by the Company and its flight crew for each proposed flight, including the following: (i) proposed departure point, (ii) destination, (iii) date and time of flight, (iv) the number and name of the anticipated passengers, (v) the nature and extent of luggage and/or cargo to be carried, (vi) the date and time of return flight, if any, and (vii) any other information concerning the proposed flight that may be pertinent or required by the Company or the Company’s flight crew. The Company, in its sole discretion, shall have final authority over the scheduling of the Aircraft and in the event of a scheduling conflict, the Company’s plans and decisions shall control.

4. Rent. For each flight, including the repositioning, ferry or dead head flights set forth under Section 2 above, conducted under this Agreement, the Executive shall pay to the Company rent (the “Rent”) as may be set by the Company’s Board of Directors from time to time for those flight expenses that may be charged in accordance with FAR § 91.501(d).
5. Rent Limitation. In the unlikely event that the valuation of a flight transporting the Executive and/or his guests on board the Aircraft under this Agreement using the special non-commercial flight valuation rule for a control employee determined under the base aircraft valuation formula (also known as the Standard Industry Fare Level formula or SIFL), in accordance with the applicable provisions of federal income tax regulations § 1.61-21(g) (“Non-Commercial Flight Valuation Taxable Fringe Benefit”), with respect to such flight should exceed the amount of the Rent chargeable for such flight, then such excess difference shall be imputed as taxable compensation to the Executive includable in the Executive’s gross income in accordance with the applicable provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder and correctly treated and documented for income tax and employment tax and reporting purposes.
6. Federal Excise Tax on Transportation by Air. The Executive agrees and accepts that the Executive shall be responsible for paying to the Company the federal excise tax under Section 4261 of the Internal Revenue Code on the Rent paid to the Company in accordance with Section 4.
7. Method of Payment. The Company will pay all expenses related to the operation of the Aircraft when incurred, and will invoice the Executive for the applicable Rent on the last day of the month in which any flight or flights for the account of the Executive occur.
8. Term and Termination. This Agreement shall be effective on the date set forth above and shall remain in effect until December 15, 2014 or until terminated by either Party upon ten (10) days prior written notice to the other Party (the “Term”); provided however this Agreement shall automatically terminate upon the date that the Executive is no longer employed by the Company.
9. Operational Control and Crew. With respect to each flight undertaken under this Agreement, the Company shall have and retain operational control of the Aircraft as provided in the applicable FAR (as defined in FAR §1.1 “operational control,” with respect to a flight means the exercise of authority over initiating, conducting, or terminating a flight.); and, for federal tax purposes, shall have and retain “possession, command and control” of the Aircraft. The Company shall employ, pay for and provide to the Executive a qualified flight crew for each flight undertaken under this Agreement.
10. Duties and Responsibilities of Crew. In accordance with applicable FAR, the qualified flight crew provided by the Company will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. The Executive specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action which in the considered judgment of the pilot in command is necessitated by considerations of safety. The pilot in command shall have final and complete authority to cancel any flight for any reason or condition which in his or her judgment would compromise the safety of the flight. No such action of the pilot in command shall create or support any liability for loss, injury, damage or delay to the Executive or any other person. The Executive acknowledges and agrees that the Company shall not be liable under any circumstances for delay or failure to furnish the Aircraft and crew pursuant to this Agreement, except in the event of willful misconduct by the Company.
11. Maintenance. The Company shall be solely responsible for securing maintenance, preventive maintenance and required or otherwise necessary inspections on the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot in command.

12. Insurance.
(a) Insurance by Company. The Company, at its sole cost, shall maintain in effect during the Term of this Agreement its present liability insurance covering public liability, property damage, including passenger legal liability and its all risk hull and engine insurance. The Company’s insurance shall be primary and without right of contribution from any other insurance. The Company shall cause the Executive to be an additional named insured with respect to the liability coverage.
(b) Further Insurance. The Company will provide such additional insurance coverage as the Executive shall request or require, provided, however, that the cost of such additional insurance shall be borne by the Executive.
13. Representations and Warranties.
(a) The Company hereby represents and warrants to the Executive the following:
(i) The Company has the full power, authority and legal right to execute, deliver and perform the terms of this Agreement; and
(ii) The Company shall operate and maintain the Aircraft in a prudent and professional manner, in accordance with the flight manual and all recommended manufacturer’s operating practices and procedures, and in full compliance with all applicable federal, state or local rules and regulations, and the provisions of the Company’s insurance policy.
(b) The Executive hereby represents and warrants that:
(i) He has the full power, authority and legal right to executive, deliver and perform the terms of this Agreement;
(ii) He will use the Aircraft only for and on account of his own business or personal use only, including the transportation of his family members, relatives, guest and business associates, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo in air commerce for compensation or hire;
(iii) He will refrain from incurring any mechanics or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, nor shall there be any attempt by Executive to convey, mortgage, assign, lease or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything to take or fail to take any action that might mature into such a lien or security interest attaching to the Aircraft; and
(iv) During the Term of this Agreement, he will, and will cause any passengers in his party to, abide by all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by a time sharing lessee.
14. Risk of Loss. The Company assumes and shall bear the entire risk of loss, theft, confiscation, damage to, or destruction of the Aircraft. The Company shall release, indemnify, defend and hold harmless the Executive and his heirs, executors and personal representatives from and against any and all losses, liabilities, claims, judgments, damages, fines, penalties, deficiencies and expenses (including, without limitation, reasonable attorneys fees and expenses) incurred or suffered by the Executive on account of a claim or action made or instituted by a third person arising out of or resulting from operations of the Aircraft hereunder and/or any services provided by the Company to the Executive hereunder, except to the extent attributable to the gross negligence or willful misconduct of the Executive or his guests on the Aircraft.
15. No Assignment. Neither this Agreement nor any Party’s interest herein shall be assignable to any other party whatsoever. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their respective heirs, representatives and successors.

16. Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained of this Agreement and supersedes any prior or contemporaneous agreements between the Parties with respect to the subject matter of this Agreement. There are no representations, warranties, covenants, promises or undertakings, other than those expressly set forth or referred to herein.
17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado.
18. Amendments. This Agreement may not be changed, altered, modified or amended, except in writing signed by all Parties to this Agreement. This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns.
19. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
20. Waiver. No purported waiver by any Party of any default by any other party of any term or provision contained herein shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by the waiving Party. No such waiver shall in any event be deemed a waiver of any subsequent default under the same or any other term or provision contained herein.
21. Jointly Prepared. This Agreement is to be deemed to have been prepared jointly by the Parties hereto, and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any Party, but shall be interpreted according to the application of rules of interpretation for arm’s-length agreements.
22. No Third Party Rights. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person other than the Parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.
23. No Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the Parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture.
24. Survival. All representations, warranties, covenants and agreements of the Parties contained in this Agreement, or in any instrument, certificate, exhibit, schedule or other writing provided for in it, shall survive the Term of this Agreement.
25. TRUTH IN LEASING
THE COMPANY CERTIFIES THAT THE AIRCRAFT PRESENTLY COMPLIES WITH APPLICABLE FAA MAINTENANCE AND INSPECTION REQUIREMENTS FOR OPERATION TO BE CONDUCTED UNDER THIS AGREEMENT AND THAT THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED FOR THE LAST 12 MONTHS AND IN THE FUTURE WILL BE MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.
THE COMPANY CERTIFIES THAT THE COMPANY, AND NOT THE EXECUTIVE, IS RESPONSIBLE FOR OPERATION CONTROL OF THE AIRCRAFT UNDER THIS AGREEMENT DURING THE TERM HEREOF AND THE COMPANY WILL BE THE OPERATOR OF THE AIRCRAFT AS PROVIDED HEREIN.
AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE, OR AIR CARRIER DISTRICT OFFICE.
[Signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

UDR, INC.
By:
	Name:	Warren L. Troupe
	Title:	Senior Executive Vice President

THOMAS W. TOOMEY